Exhibit 10.1

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

This Performance-Based Restricted Stock Unit Award Agreement (“Agreement”) is entered into effective as of May 11, 2017 (the “Grant Date”), by and between Renewable Energy Group, Inc., a Delaware corporation (the “Company”), and EMPLOYEE NAME (“Employee”), pursuant to the Renewable Energy Group, Inc. Amended and Restated 2009 Stock Incentive Plan (the “Plan”). Employee and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

1.    Award. In consideration of Employee’s continued services as an Employee, the Company hereby grants to Employee XXX Performance-Based Restricted Stock Units. Performance-Based Restricted Stock Units are notational units of measurement denominated in shares of common stock of Renewable Energy Group, Inc., par value $.0001 per share (“Common Stock”). Each Performance-Based Restricted Stock Unit represents a hypothetical share of Common Stock, subject to the conditions and restrictions on transferability set forth below and in the Plan. The Performance-Based Restricted Stock Units will be credited to Employee in an unfunded bookkeeping account established for Employee.

2.    Vesting of Performance-Based Restricted Stock Units.

(a) Performance Criteria for Vesting. Unless earlier vested under subsection (b) below, or forfeited pursuant to this Agreement, the Performance-Based Restricted Stock Units shall vest upon satisfaction of the performance criteria outlined in this Section 2(a). Fifty percent (50%) of the Performance-Based Restricted Stock Units covered by this Agreement shall vest based on the achievement of the Stock Price Hurdle and fifty percent (50%) of the Performance-Based Restricted Stock Units covered by this Agreement shall vest based on the achievement of the ROIC Hurdle The achievement of each Hurdle will be evaluated separately from the other Hurdle. Depending on the timing of the attainment of the Stock Price Hurdle, as described in clause (i) below, a portion of the shares of Common Stock issuable upon vesting and settlement may be subject to transfer restrictions. At settlement, each Performance-Based Restricted Stock Unit shall be converted into the right to receive one share of Common Stock on the date or dates specified in this Section 2(a).

(i)	Stock Price Hurdle.

a.
The Performance-Based Restricted Stock Units subject to the Stock Price Hurdle vest on the achievement of a price for the Common Stock equal to or exceeding $15.00 per share calculated using a 20-day volume-weighted average stock price (“VWAP”). The Stock Price Hurdle may be attained at any point during the period beginning on the Grant Date and ending on the 20th trading day following the five year anniversary of the Grant Date (“Stock Price Performance Measurement Period”). Stock price will be measured using the VWAP during any 20 consecutive trading days during the Stock Price Performance Measurement Period. The Stock Price Performance Measurement Period will be “rolling”, meaning that Stock Price Performance Measurement Periods will overlap (i.e., a new 20 trading day measurement period begins on every trading day).

b.
If the Stock Price Hurdle is attained, depending on the timing of attainment, a portion of the shares of Common Stock issuable upon vesting and settlement may be subject to transfer restrictions. If the Stock Price Hurdle is attained during the three year period beginning on the Grant Date, then 100% of the Performance-Based Restricted Stock Units shall be settled immediately, subject to Section 2(c); provided, however, that following such settlement and prior to the end of such three-year period, Employee shall not be permitted to sell or otherwise transfer or dispose of 50% of the shares of Common Stock remaining after deduction of any shares withheld or sold to pay the withholding taxes applicable to such settlement. The Company may hold the shares of Common Stock subject to such transfer restrictions in escrow until the expiration of such three-year period. If the Stock Price Hurdle has been attained but shares of Common Stock remain subject to such transfer restrictions and the employment of Employee is terminated for any reason other than for Cause, all such transfer restrictions shall immediately lapse.  If the employment of Employee is terminated for Cause during the period when shares of Common Stock are subject to such transfer restrictions, all of Employee’s rights to receive, hold and transfer such shares shall be immediately forfeited.

(ii)	ROIC Hurdle.

a.
The Performance-Based Restricted Stock Units subject to the ROIC Hurdle vest based on the achievement of Return on Invested Capital performance of at least 10%, measured based on the average of the Company’s annual ROIC ( as defined below) over any of the following periods: (x) the three years in the period beginning on January 1, 2017 and ending December 31, 2019 (i.e., the simple average of ROIC in each of fiscal 2017, 2018, and 2019); (y) the four years in the period beginning on January 1, 2017 and ending December 31, 2020 (i.e., the simple average of ROIC in each of fiscal 2017, 2018, 2019 and 2020); and (z) the five years in the period beginning on January 1, 2017 and ending December 31, 2021 (i.e., the simple average of ROIC in each of fiscal 2017, 2018, and 2019, 2020 and 2021). Subject to Section 2(c), Performance-Based Restricted Stock Units will be immediately vested and settled in shares of Common Stock when performance has been reviewed and approved by the Compensation Committee of the Board of Directors of the Company.

b.
ROIC shall mean the Company’s Adjusted EBITDA divided by Invested Capital for and as of the applicable calendar year and is calculated using the Asset Based Approach.  Adjusted EBITDA shall be determined on a basis consistent with the calculation of the Company’s Adjusted EBITDA as set forth in its Forms 10-K previously filed with the SEC, reduced by depreciation and amortization expense and taxes calculated based on the Company’s effective tax rate. Invested Capital is the Company’s  year-end current assets, less cash and marketable securities, less current liabilities, plus short-term interest bearing debt, plus net PP&E, plus goodwill, intangibles and other long term assets.

(b)    Accelerated Vesting of Performance-Based Restricted Stock Units.

(i)
Death, Disability or Approved Retirement. The Performance-Based Restricted Stock Units are not subject to accelerated vesting upon termination of employment or service by reason of death, Disability or Approved Retirement.

(ii)

(iii)
Change of Control. The Performance-Based Restricted Stock Units may be subject to accelerated vesting and settlement in connection with a Change of Control to the extent provided in Section 10 of the Plan.

(c)    Timing of Settlement. Except as otherwise provided in this Section 2(c), vested Performance-Based Restricted Stock Units shall be settled as soon as practicable, but in no event later than thirty days, after the date for settlement specified in Section 2(a)(i) or 2(a)(ii), as applicable. In the event that the Company determines, pursuant to Section 6, to satisfy any withholding tax obligations arising upon the settlement of vested Performance-Based Restricted Stock Units by withholding shares of Common Stock otherwise issuable upon settlement, or by deducting such taxes from the proceeds of the sale of shares of Common Stock issued upon settlement, and the date specified for settlement in Section 2(a)(i) or 2(a)(ii), as applicable, does not fall within a trading “window period” permitted under the Company’s insider trading policy, then settlement shall be delayed until the first trading date of the first “window period” beginning after such specified settlement date. In no event, however, shall settlement occur later than March 15th of the calendar year following the calendar year in which vesting occurred.

3.    Forfeitures of Restricted Stock Units.

(a)    Termination of Employment or Service. Except as may be provided under Section 2(b)(ii), upon termination of employment or service for any reason, Employee shall immediately forfeit all Performance-Based Restricted Stock Units that have not vested on or prior to the date of such termination, without the payment of any consideration or further consideration by the Company. In addition, if Employee is terminated for Cause, Employee shall immediately forfeit any right to receive shares of Common Stock that have not yet been delivered to Employee, or that have been delivered subject to the transfer restrictions described in Section 2(a)(i), in respect of previously vested Performance-Based Restricted Stock Units, without the payment of any consideration or further consideration by the Company. Upon forfeiture, neither Employee nor any successors, heirs, assigns, or legal representatives of Employee shall thereafter have any further rights or interest in the forfeited Performance-Based Restricted Stock Units or shares of Common Stock.

(b)    Failure to Satisfy Performance Criteria. For Performance-Based Restricted Stock Units subject to the Stock Price Hurdle, any Performance-Based Restricted Stock Units that have not vested on or prior to the last day of the Stock Price Performance Measurement Period shall be immediately forfeited on that date, without the payment of any consideration or further consideration by the Company. For Performance-Based Restricted Stock Units subject to the ROIC Hurdle, any Performance-Based Restricted Stock Units that have not vested after review by the Compensation Committee of the Board of Directors of the Company following the end of the fiscal year ending December 31, 2021, shall be immediately forfeited upon such Compensation Committee determination, without the payment of any consideration or further consideration by the Company. Upon forfeiture, neither Employee nor any successors, heirs, assigns, or legal representatives of Employee shall thereafter have any further rights or interest in the forfeited Performance-Based Restricted Stock Units.

4.    Restrictions on Transfer Before Vesting.

(a)    Absent prior written consent of the Compensation Committee, the Performance-Based Restricted Stock Units granted hereunder to Employee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise, from the Grant Date until such Performance-Based Restricted Stock Units have become vested and shares of Common Stock issued in conjunction with such vesting. Moreover, a portion of the shares of Common Stock issued upon attainment of the Stock Price Hurdle during the three-year period beginning on the Grant Date shall be subject to the transfer restrictions described in Section 2(a)(i).

(b)    Consistent with the foregoing, except as contemplated by Section 9, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If Employee or his Beneficiary (as defined in Section 9 hereunder)

shall attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Section 9, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such attempt shall have no effect and shall be void.

5.    Rights as a Stockholder. Employee will have no rights as a stockholder with regard to the Performance-Based Restricted Stock Units unless and until the Performance-Based Restricted Stock Units vest and shares of Common Stock are issued in settlement thereof. Prior to such time, if the Company pays ordinary cash dividends on the Company’s outstanding shares of Common Stock, dividend equivalents shall be credited to the account of Employee equal to the amount of dividends that would have been payable had the corresponding Performance-Based Restricted Stock Units been outstanding shares of Common Stock. Such dividend equivalents shall be converted into additional Performance-Based Restricted Stock Units based on the Fair Market Value of the Common Stock on the dividend payment date, which additional units shall vest and be settled in the form of shares of Common stock, or shall be forfeited, in the same manner and at the same time or times as the underlying Performance-Based Restricted Stock Units to which they relate.

6.    Taxes. To the extent that the vesting of the Performance-Based Restricted Stock Units or the receipt of Common Stock or dividend equivalents results in a requirement to withhold taxes for federal or state tax purposes, Employee shall deliver to the Company at the time of such vesting or receipt, as the case may be, such amount of money as the Company may require, or make other adequate arrangements satisfactory to the Company, at its discretion, to meet the Company’s obligations under applicable tax withholding laws or regulations. Employee also authorizes the Company to satisfy all tax withholding obligations of the Company from his or her wages or other cash compensation payable to Employee by the Company. Subject to the following sentence, the Company, in its sole discretion, may also provide for the withholding of applicable taxes from the proceeds of the sale of shares acquired upon vesting of the Performance-Based Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on Employee’s behalf pursuant to this authorization). Notwithstanding the foregoing, if requested by Employee, and if the Board consents, the Company shall withhold shares of Common Stock that would otherwise be issued upon vesting of the Performance-Based Restricted Stock Units to cover applicable withholding taxes, equal to the greatest number of whole shares having a Fair Market Value on the date immediately preceding the date on which the applicable tax liability is determined not in excess of the minimum amount required to satisfy the statutory withholding tax obligations with respect to such Performance-Based Restricted Stock Units, or such greater amount as may be permitted under the Plan that does not exceed the maximum amount that would be permitted in order for the Performance-Based Restricted Stock Units to be accounted for as equity awards under Accounting Standards Codification (ASC) Topic 718. The Company may refuse to issue or deliver the shares of Common Stock unless all withholding taxes that may be due as a result of this award have been paid.

7.    Changes in Capital Structure. If the outstanding shares of Common Stock or other securities of the Company, or both, shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of Performance-Based Restricted Stock Units shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares.

8.    Compliance With Securities Laws. The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations. Prior to the issuance of any shares pursuant to this Agreement, the Company may require that

Employee (or Employee’s legal representative upon Employee’s death or disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement.

9.    Assignment. The Performance-Based Restricted Stock Units are not transferable (either voluntarily or involuntarily), other than pursuant to a domestic relations order. Employee may designate a beneficiary or beneficiaries (the “Beneficiary”) to whom any previously vested but unsettled Performance-Based Restricted Stock Units, and any shares of Common Stock previously issued upon settlement of vested Performance-Based Restricted Stock Units that have not yet been delivered to Employee, will pass upon Employee’s death and may change such designation from time to time by filing a written designation of Beneficiary on such form as may be prescribed by the Company; provided that no such designation shall be effective until filed with the Company. Employee may change his Beneficiary without the consent of any prior Beneficiary by filing a new designation with the Company; provided that no such designation shall be effective prior to receipt by the Company. Following Employee’s death, the vested Performance-Based Restricted Stock Units and shares of Common Stock will pass to the designated Beneficiary and such person will be deemed Employee for purposes of any applicable provisions of this Agreement. If no such designation is made or if the designated Beneficiary does not survive Employee’s death, the vested Performance-Based Restricted Stock Units and shares of Common Stock shall pass by will or, if none, then by the laws of descent and distribution.

10.    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company and their respective permitted successors or assigns (including personal representatives, heirs and legatees), except that Employee may not assign any rights or obligations under this Agreement except to the extent, and in the manner, expressly permitted herein.

11.    Limitation of Rights. Nothing in this Agreement or the Plan may be construed to:

(a)    give Employee any right to be awarded any further Performance-Based Restricted Stock Units (or other form of stock incentive awards) other than in the sole discretion of the Committee;

(b)    give Employee or any other person any interest in any fund or in any specified asset or assets of the Company or affiliate thereof (other than the Performance-Based Restricted Stock Units and applicable Common Stock following the vesting of such Performance-Based Restricted Stock Units); or

(c)    confer upon Employee the right to continue in the service of the Company or affiliate thereof as Employee.

12.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without reference to principles of conflict of laws.

13.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.    No Waiver. The failure of Employee or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Employee or the Company may have under this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

15.    Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the Plan. Certain other terms used herein have definitions given to them in the first place in which they are used.

16.     Section 409A. To the fullest extent applicable, this Agreement and the benefits payable hereunder are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with the “short-term deferral” exception available under the regulations promulgated under Section 409A. In that regard, whenever possible under the terms of this Agreement, Common Stock shall be issued to Employee no later than March 15 following the calendar year in which Employee’s right to receive the Common Stock pursuant to this Agreement is no longer subject to a substantial risk of forfeiture within the meaning of Section 409A and the regulations thereunder. To the extent that any such benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent, and any ambiguity as to its compliance with Section 409A will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

17.    Entire Agreement.

(a)    Employee hereby acknowledges that he/she has received, reviewed and accepted the terms and conditions applicable to this Agreement. Employee hereby accepts such terms and conditions, subject to the provisions of the Plan and administrative interpretations thereof. Employee further agrees that the provisions of this Agreement, together with the Plan, constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous oral and written agreements, term sheets, representations and understandings of the parties, which are hereby terminated.

(b)    Employee hereby acknowledges that he/she is to consult with and rely upon only Employee’s own tax legal and financial advisors regarding the consequences and risks of this Agreement and the award of Performance-Based Restricted Stock Units.

(c)    This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

18.    Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.

[Signatures on following page]

IN WITNESS WHEREOF, Renewable Energy Group, Inc. has caused this Agreement to be duly executed by one of its officers thereunto duly authorized, which execution may be facsimile, engraved or printed, which shall be deemed an original, and Employee has executed this Agreement, effective as of the day and year first above written.

RENEWABLE ENERGY GROUP, INC.

____________________________________________                             Company Officer Signature

____________________________________________
Company Officer Printed Name

____________________________________________
Company Officer Title

____________________________________________
EMPLOYEE SIGNATURE
[Name of Employee]